Exhibit 21.0


                           SUBSIDIARIES OF REGISTRANT


Document Security Systems, Inc. acknowledges that the following corporations are subsidiaries of the Registrant:

Document Security Consultants, Inc. (New York) (100%)
Thomas M. Wicker Enterprises, Inc. (New York) (100%)
Lester Levin, Inc. (New York) (100%)
Imperial Encryption, Inc. (New York) (51%)









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